Exhibit 10.5

Fixed Price Building Construction Agreement for Phase One

Entered into at the city of San José, between:

VOLCARICA, SOCIEDAD DE RESPONSABILIDAD LIMITADA (“VOLCANO”), corporate identification number 3- 102- 515567, domiciled in San José, Santa Ana, Forum Business Center, Building C, Office One C One, duly represented by John Dahldorf, of legal age, married, CFO, resident of Carlsbad, California, U.S.A, personal identity card number XXX-XX-XXXX, in his capacity as Manager, duly authorized under a Full Power of Attorney with no restrictions as to the amounts involved, as shown in the Notarial Statement attached hereto as Schedule One, for the one part and for the other,

ZONA FRANCA COYOL, SOCIEDAD ANÓNIMA (“COYOL FREE ZONE” or “CFZ”), corporate identification number 3- 101- 420512, domiciled in Escazú, one hundred meters South of the Multiplaza Shopping Center, Terraforte Building, duly represented by ANDRE GARNIER KRUSE, of age, married, a businessman, resident of San José, bearer of identity card number X-XXX-XXXX; and JORGE MONGE AGÜERO, of age, married, engineer, resident of Freses, Curridabat, from Pops 25 meters East, 300 north 50 east and 50 north, bearer of identity card number X-XXX-XXXX, in their capacity acting together, duly authorized under a Full Power of Attorney with no restrictions as to the amounts involved, as shown in the Notarial Statement attached hereto as Schedule One.

VOLCANO and CFZ are hereinafter individually referred to as a “Party” and collectively referred to as the “Parties”, have agreed to enter into this FIXED PRICE CONSTRUCTION AGREEMENT (hereinafter the Agreement), which shall be governed by the following clauses:

Preamble:

1.	Whereas, CFZ is the registered owner of a property registered in the Public Registry Property of Alajuela, identified as Filial Lots numbers 37, 38, 39, 41, 42 and 43, registered in the Public Registry Property of Alajuela, Property Numbers 1) 2- 68528-F- 000, 2) 2- 68529-F- 000, 3) 2- 68530-F- 000, 4) 2- 68532-F- 000, 5) 2- 68533-F- 000, and 6) 2- 68534-F- 000 (hereinafter individually each the “Property” and jointly the “Properties”), that are located in “Condominio Horizontal Industrial Comercial con fincas filiales primarias individualizadas (FFPI) Zona Franca Coyol” (the “Condominium”), identification number 3- 109- 533883, as set forth in the Location Plan attached hereto as Schedule Two (a).

2.	Whereas, in accordance with the TRUST, LAND PURCHASE AND RIGHT OF FIRST REFUSAL TO PURCHASE AGREEMENT executed between CFZ and VOLCANO on this same day (the “Land Deed and Trust”), CFZ will transfer the Properties in Trust to the Trustee, with all parties to the Trust instructing Trustee to approve the Condominium reform as well as the relocation of the Properties into two parcels of land, out of which Parcel One as identified in the survey attached hereto as Schedule Two (b), shall be transferred to VOLCANO (hereinafter the “Premises”).

3.	Whereas, CFZ is Administrator of “Zona Franca Coyol – Free Zone Industrial and Business Park” (the “Park”).

4.	Whereas VOLCANO wishes to have a manufacturing building which would include, without limitation, offices, logistics area and external facilities built on the Premises, all according to the contractual specifications and plans for the manufacturing of medical devices as agreed upon herein. The building shall be identified as the “Manufacturing Building” or the “Building”.

5.	Whereas, CFZ is interested in performing the design, planning, construction and administration of construction of the Shell (which as used herein shall mean a cold shell manufacturing building and office module, including all exterior work including, without limitation, the parking lot, loading docks, gardens and landscaping, as described in the Construction Documents) (the planning, construction and administration of construction of the Shell hereinafter referred to as the “Project”). The Project and all other work and services required by this Agreement, including without limitation all labor, materials, equipment and services required for the Project (collectively the “Works”) are to be performed by CFZ, and the subcontractors hired by CFZ, subject to the limitations set forth herein on subcontracting. CFZ will complete all remaining construction activities at the sole cost and expense of VOLCANO, as per the Design, Architecture & Engineering and Construction Management Agreement entered into by CFZ and VOLCANO on this same date (the “Construction Management Agreement”.

Now, therefore, the Parties therefore hereby agree as follows:

Article 1. Scope and Contents of Agreement

1.1.	The scope of this Agreement is the construction of the Shell for the Project pursuant to:

1.1.1.	This Agreement

1.1.2.	The specifications of work, for the construction of the Manufacturing Building, hereinafter, the “Specifications of Work”, which shall consist of:

1.1.2.1. “Location Plan” of Properties, attached hereto as Schedule Two.

1.1.2.2. “Building Construction Description”, attached hereto as Schedule Four.

1.1.2.3. “Construction Building Layout”, attached hereto as Schedule Five.

1.1.2.4. “Construction Schedule”, agreed between VOLCANO and CFZ, attached hereto as Schedule Six.

1.1.2.5 “Construction Blueprints”, as delivered by CFZ within 60 days of this agreement´s execution and approved by VOLCANO.

1.2.	All documents listed under Articles 1.1.2.1. through 1.1.2.5. (hereinafter referred to as the “Construction Documents”) describe the Works to be performed by CFZ.

1.3.	The drawings, specifications and other documents prepared by CFZ, or the contractors, are instruments of the creator of such documents, through which the Work to be executed is described. CFZ may retain one record set, and shall request a second set and an AUTOCAD copy to provide to VOLCANO. CFZ should provide architectural, structural, mechanical, plumbing, electrical and other necessary specifications calculations and other information used to establish the design estimations. VOLCANO shall not own or claim a copyright in the drawings, specifications and other documents prepared by CFZ, or others, and unless otherwise indicated the corresponding creator shall be deemed the author of them and will retain all statutory and other reserved rights, in addition to the copyright. The drawings, specifications and other documents prepared by CFZ, or the contractors, and copies thereof furnished to VOLCANO, are for use solely with respect to this Project. VOLCANO is granted a limited license to use and reproduce applicable portions of the drawings, specifications and other documents, appropriate to and for use in the performance of Works under this Contract.

1.4.	During the entire Project, CFZ shall safeguard VOLCANO’s interests and shall perform all work in compliance with the Construction Documents in a good and workman-like manner free from all defects in workmanship, materials and equipment. CFZ shall ensure that normal and reasonable construction standards in Costa Rica are being observed and that the technology used is within currently recognized best practices in the construction industry available in Costa Rica.

1.5.

During the entire Project, CFZ shall ensure compliance with any applicable laws and regulations in the Republic of Costa Rica, including, but not limited to environmental, technical and safety laws as well as any rules and requirements set forth for the construction or in any permit. CFZ will fulfill its construction obligations and will design and build the Building in accordance with the terms and conditions of this Agreement and the applicable legislation of Costa Rica, including but not limited to: Civil Code of Costa Rica, Executive Decree No. 30 of April 19th, 1886, all local construction codes including the Law of Constructions No. 833, and its amendments, the Regulations to the Constructions Published in La Gaceta No. 56 of March 22nd, 1983; Seismic Code by Executive Decree No. 31553- MICIT- MOPT of 2003; and the local accessibility code (“Ley de Igualdad de Oportunidades para las Personas con Discapacidad, No 7600” and it’s regulations). The Shell, including the roof will be built to be Factory Mutual Global approved, VOLCANO will provide the Factory Mutual Global contact information within 30 days after the execution of this Agreement.

1.6.	In addition, all Construction Documents complement each other, and anything required in one shall be binding for all. If there are any ambiguities or discrepancies, the following hierarchical order as to their prevalence shall apply:

1.	This Agreement, including executed changes to this agreement;

2.	Addenda to this Agreement;

3.	Building Construction Description;

4.	The Construction Building Layout.

5.	The Construction Blueprints.

Furthermore, in each specialized field, the specialized plans shall prevail over the general ones, the drawings at larger scale shall prevail over those of lower scale, and the dimensions specified shall prevail over measurements at scale.

1.7.	Defective Work or Materials.

Work or materials not conforming to the requirements of the Construction Documents are hereby deemed to be rejected, whether in place or not and regardless of whether or not such material have been expressly rejected by VOLCANO. Rejected Materials or Work shall be immediately removed from the construction site and CFZ shall promptly replace such rejected Materials and shall repair and replace any contiguous Work which is damaged under CFZ’s charge.

Unless the Building Construction Description provide the contrary, all inspections, tests and approvals of methods or means of construction, materials or workmanship included in the work shall be performed at such times by CFZ and will be available to VOLCANO. VOLCANO can request an independent inspection paid by VOLCANO, if the test is contradictory with CFZ’s test, CFZ will reimburse VOLCANO for the test.

Article 2. Obligations of CFZ

2.1.	CFZ shall be responsible for the complete performance of the Works which includes, without limiting the generality of the foregoing, the entire design, planning and construction of the Shell and shall also provide each of the following until there has been Substantial Completion (as defined in Article 5.1) of the Works:

2.1.1.	Timely performance of construction in accordance with the Construction Schedule;

2.1.2.	Providing at a minimum a written monthly Project report on the status of construction, adherence or deviation from construction schedules, adherence or deviation from construction budgets, detail and status of Change Orders (as defined in Article 6.2), and any anticipated future deviation from construction schedules or budgets;

2.1.3.	Complying with all applicable construction site safety standards.

The following are the safety measures to be implemented by CFZ:

a)	CFZ shall take all necessary precautions to ensure the safety of its employees and duly authorized visitors, and shall comply with all applicable laws and regulations on safety and accident avoidance, as well as with all applicable building codes, to prevent accidents or injuries to the persons that are at, near, or next to the construction.

b)	CFZ shall comply with all the provisions set forth in the “Safety Regulations for Construction” of the Ministry of Labor and Ministry of Health. CFZ shall duly implement and maintain, at all times, as required by the stage of the construction and its progress, all necessary safeguards for the protection of workers and the public.

c)	CFZ shall maintain and ensure, on an exclusive basis, that its equipment, the storage of materials, and the activities of its workers are in perfect order and cleanliness. During the work process, CFZ shall not unreasonably overload the structures, and shall immediately cure any hazardous condition reported by VOLCANO’s Project Manager.

d)	CFZ shall implement an Occupational Safety Plan, with at least the minimum requirements, to be carried out at the construction.

e)	CFZ shall designate a member of its company to be responsible for accident prevention. The name and position of the elected person shall be communicated to VOLCANO by CFZ, and said person’s compensation shall be included in the fixed price of this agreement.

f)	In the event of any emergency that may affect the safety of the construction or the adjacent property, CFZ, without requiring any instructions or special authorization on the part of VOLCANO, can act according to its best judgment, to avoid losses or damages to the construction.

g)	CFZ will notify within 24 hours to VOLCANO of any lost time due to an accident.

2.1.4.	Establishing all temporary construction utilities and connections required;

2.1.5.	Setting-up (i) the construction site, (ii) the working space and storage space, (iii) unloading and storing area of building materials, and (iv) establishing and maintaining security;

2.1.6.	Construction supervision ensuring the fulfillment of all safety or other applicable regulations, performance of all construction preparatory work, supervision and instruction of any subcontractors of CFZ, and maintenance of general order on the construction site;

2.1.7.	Organizing of and participation in any authorities’ inspections and official acceptances of the Building as well as of any technical installations;

2.1.8.	Delivering the construction Works to VOLCANO as a Shell, as per the Construction Documents, in a clean and proper state, free of any waste, and any other left over material, and ready for VOLCANO or its designee to begin work on the following construction stage;

2.1.9.	Handing over all construction plans, including blueprints, to VOLCANO upon request and on the Final Completion Date, as defined in Article 5.5, or earlier termination of this Agreement for any reason;

2.1.10.	Deliver the construction blueprints sixty (60) days after the execution of this Agreement.

2.1.11.	Applying for and securing any necessary governmental permits, licenses, approvals and/or registrations for the construction Works related to the construction of the Shell from the beginning of the construction Works and the cost is already included in the price;

2.1.12.	Providing workers to deliver the workmanship required to perform this Agreement, with VOLCANO released from any and all liabilities related to such workers. Without limiting the generality of the foregoing, CFZ shall be solely responsible for payment of salaries, social charges, insurance and any other employer responsibility related to its employees, and shall fully indemnify VOLCANO for any related claims or liabilities to which it may become subject or costs which it may incur related to claims by its employees, CFZ shall request this same responsibility from all of CFZ’s subcontractors.

Article 3. Subcontractors and designees

3.1.	It is within CFZ’s discretion to decide whether any work to be performed will be performed by CFZ itself or by a subcontractor of CFZ. CFZ is entitled to use qualified subcontractors with regard to the construction.

3.2.	In no event will there be a contractual relationship between VOLCANO and CFZ’s subcontractors. CFZ will be responsible to VOLCANO for all actions or omissions in the Works, whether its own and/or of its subcontractors and it will be responsible for ensuring to request that all of its subcontractors act in accordance with all obligations and regulations that are contained in or are derived from this Agreement. CFZ shall request from all subcontractors guarantees for all Works, in the amount and terms consistent with CFZ’s obligations set forth in this Agreement. In the event that VOLCANO terminates this Agreement due to a breach of CFZ’s obligations contained herein, CFZ agrees to assign to VOLCANO, at VOLCANO’s request, it rights under any or all subcontracts for the Works and/or all rights it may have against all subcontractors related to warranties and guaranties provided on the Works.

3.3.	CFZ has designated the person below as its designated representative for general management of this Agreement, (hereinafter referred to as the “Project Manager”) and such person shall be the authorized person to execute Change Orders. CFZ warrants that such person has and will have a sufficient power of attorney to execute such Change Orders. All Change Orders signed by CFZ’s Project Manager shall be deemed approved by CFZ”:

Name: Juan Pablo Rojas

Address: CFZ’s Administrative Building

Phone: (506) 2435-6000

Fax: (506) 2434- 2407

E-mail: jprojas@coyolfreezone.com

CFZ may substitute a new Project Manager upon written notice to VOLCANO.

For the purpose of notices in Article 13.1, copies shall be sent to:

Name: Carlos Wong Zúñiga

Address: CFZ Administrative Building

Phone: (506) 2435- 6000

Fax: (506) 2434- 2407

Article 4. Obligations of VOLCANO

4.1.	VOLCANO shall make payments of the amounts due CFZ in accordance with progress in Work and Schedule 7, as demonstrated by CFZ and approved by VOLCANO. Therefore, the monthly payment will not be a fixed amount but will depend on the Work advance. For each pay request CFZ´s Project Manager will review the construction schedule and detailed work activities and any other documents necessary to determine the percent complete and value of the installed Work with VOLCANO’s Project Manager. After agreement of the installed Work has been reached, CFZ will submit the corresponding invoice to VOLCANO as per Section 8.

VOLCANO will hold Ten Percent (10%) retainage on all payments associated with the Work (“Retention”) and will hold such Retention until the Declaration of Acceptance is signed as per Sections 5.5. and 8.

4.2.	VOLCANO hereby expressly approves the Construction Building Layout ,, layout, drawings and Building Construction Description included in the Construction Documents. VOLCANO shall provide all additional approvals, authorizations, blueprints and plans in a timely and diligent manner in order to avoid delays, provided that VOLCANO shall be given such reasonable period of time needed to review any requests for authorizations, blueprints or plans in order to provide a basis for a reasoned decision on its part.

4.3.	VOLCANO shall fulfill all required obligations of VOLCANO set forth in this Agreement.

4.4.

VOLCANO hereby designates Ivan Rojas Jovel (hereinafter referred to as the “VOLCANO´s Project Manager”) to perform the management of the Project and supervise the Works for VOLCANO. VOLCANO hereby provides a special power of attorney (in accordance with article 1256 of the Civil Code of Costa Rica) and authorizes VOLCANO’s Project Manager to act on behalf of VOLCANO or communicate with CFZ on behalf of VOLCANO with regards to the Works to the extent within the scope of this Agreement. CFZ shall have the right to rely on such communications from the VOLCANO Project Manager as if they were made by VOLCANO directly.

For clarification purposes, additions and modifications to this Agreement, the Declaration of Acceptance (Article 5.5), OAW’s (Article 6.1) and Change Orders are only valid if they have been accepted in writing by VOLCANO’s Project Manager.

4.5.	VOLCANO has designated the person below as VOLCANO’s Project Manager. Any reference to VOLCANO’s Project Manager herein is a reference to the person named below, but only in such person’s capacity as a representative for VOLCANO. VOLCANO may designate a new VOLCANO’s Project Manager upon prior written notice to CFZ. The VOLCANO Project Manager is:

Name: Ivan Rojas Jovel

Address: Forum Business Center, Building C, Office One C One

Tel 8831 6469

Fax 506 22047580

Email: irojas@volcanocorp.com

VOLCANO may also designate an on “Site Second Project Manager”, to help assist the VOLCANO’s Project Manager. Therefore, in addition to furnishing the Project Manager with all information (s)he may require related to the Project, CFZ shall also provide the same information to the Site Second Project Manager. VOLCANO may designate a replacement Site Second Project Manager upon prior written notice to CFZ.

All decisions shall be executed by VOLCANO’s Project Manager.

Article 5. Date of Delivery

5.1.

CFZ shall deliver the Shell with the Substantial Completion (as hereinafter defined) of the Works in accordance with Schedule Four no later than 11 months after the Effective Date (as defined in Article 11.1). The date of delivery of the Works (the “Date of Delivery”) shall be deemed to have occurred upon a Substantial Completion of the Works accompanied by a written notice by CFZ to VOLCANO indicating the existence of the Substantial Completion the “Substantial Completion of the Premises Notice”. Substantial Completion shall be defined as the point at which CFZ shall have completed each part of the Works in at least ninety five percent (95%). Within the forty eight (48) hours within working days following the reception of the Substantial Completion of the Premises Notice, VOLCANO shall return to CFZ the signed acceptance or a duly evidenced opposition of such notice.

5.2.	Substantial Completion of Premises Notice shall include a list of pending works (hereinafter the “Punch List”), including the cost of such Punch List items (hereinafter “the Punch List Value”).

5.3.	Punch List items that have not been completed on the Date of Delivery shall be completed by CFZ within thirty (30) calendar days following the Date of Delivery, unless otherwise agreed in writing by VOLCANO and CFZ.

5.4.	In the event that there is a dispute on whether a Substantial Completion exists, both VOLCANO and CFZ agree to submit such dispute to an Engineers and Architects Board Arbitration process, in accordance with the procedural rules of such institution. The arbitration procedure shall not last more than thirty days and shall determine whether a Substantial Completion exists, and both parties will abide by this decision. If the Arbitration process determines that a Substantial Completion does not exist, CFZ must initiate within five (5) days any additional work required to achieve a Substantial Completion.

5.5.	Upon substantial completion of all Punch List items, the parties will perform a final inspection of the Shell to determine whether final completion has occurred, and if the Shell is deemed to be completed VOLCANO and CFZ shall execute a declaration indicating the acceptance by VOLCANO of the complete Works (the “Declaration of Acceptance”). Once the Declaration of Acceptance is signed, CFZ will provide VOLCANO with the note for the payment of the Retention as per Section 8. Within the thirty (30) calendar days following the date of such declaration (the “Final Completion Date”) or Self Help Intervention by VOLCANO, CFZ shall supply VOLCANO with a complete set of documents related to the Shell, including AUTOCAD “as built” drawings in Spanish, a list of all subcontractors, technical data, revision protocols, all operational documents and manuals of all equipment installed, as well as all corresponding guarantees or warranties, and any other pertinent document (“Contract Documents”). In case of Self Help CFZ will cooperate reasonably with VOLCANO in order to facilitate the transition of control over the works with the purpose of minimizing any delay and allowing continuity to the works and compliance with the schedule. CFZ shall also deliver any remaining undelivered formal contract termination (in the form attached as Schedule Seven) (the “Subcontractors Termination”) from all subcontractors that have performed work related to the Project.

5.6.	Neither the final payment and /or acceptance of the Shell will release CFZ from its responsibility in the event of a failure of the Works to comply with any applicable land regulations, other requirements of this Agreement, the Construction Documents, defects in the Shell, or errors and defects in the execution of the Works detected after acceptance of the Shell by VOLCANO.

Article 6. Change Orders

6.1.	If VOLCANO desires that CFZ makes changes or inclusions of any nature to the Construction Documents, VOLCANO will request them by giving written notice to CFZ in accordance with this Article Six and Schedule Eight (a) (the “Order for Additional Works” or “OAW”). Any OAW will include a description of the required work and technical specification of fixtures, furniture and equipment (FF&E) to be installed, if applicable.

6.2.	Within ten (10) business days of receipt of any OAW, CFZ will respond to VOLCANO’s OAW in the form attached hereto as Schedule Eight (b) (the “Form of Change Order”), and including the following information:

6.2.1.	Cost breakdown

The cost component of the Price of the Scope of Works corresponding to each change order will be determined in accordance with the following Cost Breakdown:

6.2.1.1.	Soft cost which shall include, but are not limited to:

(a)	Custom clearance fees;

(b)	Design and inspection;

(c)	Insurance (costs of premiums for all bonds and insurance permit fees, and sales, use or similar taxes to the extent applicable to the Change Order);

(d)	Construction permits, temporary installations, quality control, utilities for construction, along with printed materials, mailing to VOLCANO and other equivalent reasonable soft costs actually incurred.

6.2.1.2.	Construction cost which shall include, but not limited to (hereinafter Direct Costs):

(a)	CFZ shall supply a construction cost breakdown including:

(i)	Labor (including social security, old age and unemployment insurance, fringe benefits required by agreement or custom, and workers’ compensation, as well as additional costs of supervision and field office personnel directly attributable to the Changes Order);

(ii)	Materials, tools and equipment (including supplies and equipment, cost of transportation thereof and taxes thereon, whether incorporated or consumed, as well as rental costs of machinery and equipment exclusive of hand tools, whether rented from CFZ or others, provided however that (i.a) if such items are rented from CFZ, the rental charges shall not exceed the average amount which would be charged by unrelated third parties engaged in the business of renting such machinery and equipment, for which a sample of three companies may be used; and (i.b) VOLCANO shall only be charged for the period of rental during which the equipment has been used in the construction activity, which shall include the times of activity, support and stand by times;

(iii)	Consumables, subcontracts, FF&E, fleets, and contingencies;

(iv)	Contractor’s Mark-up.

(b)	For Change Order’s exceeding fifty thousand ($50 000), CFZ will request 3 bids from 3 different contractors and VOLCANO’s Project Manager will decide which contractors to use for the specific Change Order or less bids at VOLCANO’s Project Manager discretion. In case the scope of work of the Change Order is done by a contractor, CFZ shall hold a lump sum bidding process between two (2) contractors for any work with a cost of less than fifty thousand dollars ($50 000).CFZ shall then present to VOLCANO’s Project Manager the offers received, as well as a comparative chart of such offers and technical recommendation by CFZ. VOLCANO’s Project Manager shall have five (5) additional days to authorize the preferred offer or reasonably cancel the OAW, upon receipt from CFZ of the offer information provided herein. If the answer by VOLCANO’s Project Manager is positive, that is, authorizing an offer, CFZ shall respond with a Change Order as provided in this Article 6.2 within the next five (5) business days.

6.2.1.3.	CFZ’s will charge twelve percent (12%) construction services fee over the Direct Costs as defined in 6.2.1.2 of the scope of work of the Change of Order, the fee includes design, inspection of works, project management, engineering support, free zone exemptions and administrative expenses.

6.2.2.	Time of completion and its impact, if applicable, on the overall Construction Schedule, in case the Change Order affects the critical path of the Project.

6.2.3.	Change Orders will be paid by VOLCANO entirely upon acceptance or on a monthly basis, accordingly to the payment application procedures set forth in Article 8 or as otherwise set forth in such Change Order.

6.3.	VOLCANO will have five (5) business days to accept or reject the Change Order proposal given by CFZ. CFZ will only perform Change Orders with VOLCANO’s written confirmation and acceptance from VOLCANO’s Project Manager, and waives any right to payment for work that it or its subcontractors perform which is beyond the scope of the Construction Documents, and was not approved by a written Change Order signed by both VOLCANO’s Project Manager and CFZ’s Project Manager.

6.4.	To request a payment for a Change Order, CFZ will submit to VOLCANO the following Billing Documents:

(a)	Copy of the Change Order approval by VOLCANO;

(b)	Work advance form signed by CFZ’s Project Manager and VOLCANO’s Project Manager as evidence of sufficient progress or completion of the Change Order to VOLCANO, if applicable;

(c)	Invoice.

6.5.	VOLCANO will pay CFZ each Invoice for a Change Order as per Article 8. ,

6.6.	All construction on the Premises shall be made in compliance with the Condominium by-laws, park regulations, construction codes effective in Costa Rica, and all applicable legal requirements.

Article 7. Construction Schedule

7.1.	CFZ is familiar with the future construction site and the basic planning for the construction of the Shell and shall ensure that all services and work are performed as specified herein and that the Shell is transferred to VOLCANO in accordance with the Construction Schedule.

7.2.	CFZ shall be entitled to have an extension of the Construction Schedule if and to the extent that completion of the whole Project is delayed solely by any of the causes set forth in Articles 7.2.1 through 7.2.5.

7.2.1.	Up to fifteen (15) days on which rain on the construction site is documented to have caused an inability to conduct construction activity on the Shell due to such rain, using reasonable and normal construction procedures.

7.2.2.	A Force Majeure event. As used in this Agreement “Force Majeure” shall mean any event which (i) cannot be reasonably anticipated or controlled, (ii) which significantly affects contracted performance, and (iii) is not reasonably subject to the control of the party invoking it, whether (A) related to nature, including but not limited to an earthquake, hurricane, flood or the like , or (B) related to man, such as but not limited to civil insurrection, war, or changes in the law or third party actions which, in both cases, could not have reasonably been foreseen.

7.2.3.	Any delay, impediment or prevention caused by VOLCANO, its representatives, its contractors or vicarious agents (other than CFZ), and/or VOLCANO’s visitors, including delays caused by Change Orders given by VOLCANO.

7.2.4.	Unforeseen delays due to governmental or the corresponding authority decisions, including delays caused by the terms taken by the corresponding institutions and authorities in order to grant any permits required for the implementation of all planning, provided that CFZ has initiated and proceeded diligently with the necessary filings.

7.2.5.	Delays by VOLCANO in making corresponding payment within the terms provided herein, which delay exceeds the thirty (30) day period specified in Article 8.4.

7.3.	CFZ shall, within a reasonable period, notify VOLCANO in writing of any delays (a “VOLCANO Delay”) in the Construction Schedule caused by VOLCANO, as well as any event that would permit an extension of time pursuant to Article 7.2. If CFZ is delayed in the performance of CFZ’s Work by reason of a VOLCANO Delay (including delays in approvals of Change Orders, plans, etc.), then the Date of Delivery which is affected by such VOLCANO Delay shall be extended only to the extent that CFZ’s Work is affected by such VOLCANO Delay. Any delays in the performance of CFZ’s Work caused by changes in CFZ’s Work requested by VOLCANO (“VOLCANO Changes”) shall be deemed to be a VOLCANO Delay. If due to a breach of this Agreement by CFZ or its contractors, agents or employees, the delivery of the Project does not take place by the Date of Delivery, as required by the approved Construction Schedules, CFZ shall pay VOLCANO a fine, as a fixed and sole compensation for damages or losses, of four thousand dollars (US $4,000.00) for every day of delay (the “Penalty”). If Date of Delivery has not taken place after the forty five (45) days of penalty, for reasons other than a VOLCANO Delay or Force Majeure, or any other that will provide an extension of the term, VOLCANO may either:
7.3.1.1.

Penalty: Continue receiving days of Penalty after the first 45 days the Penalty the daily amount of the Penalty will remain of four thousand dollars ($4 000). The total maximum penalty which CFZ shall pay to VOLCANO shall be limited to one hundred and twenty calendar (120) days of Penalty, that is, four hundred and eighty thousand dollars (US $480 000) including the 45 calendar days of penalty mentioned above. If Date of Delivery has not taken place after the one hundred and twenty days of penalty, for reasons other than a VOLCANO Delay or Force Majeure, or any other that will provide an extension of the term, VOLCANO may deem the agreement terminated as per Section 11.3 below. In accordance with Article 705 of Costa Rican Civil Code, VOLCANO guarantees and acknowledges that it will not file any lawsuits or claims to recover additional amounts from CFZ based on a failure to deliver any portion of the Works in a timely manner for causes attributable to VOLCANO, its tenants, CFZ’s agents or employees.

7.3.1.2.	Self Help: VOLCANO shall have, the right to give CFZ a written notice that it intends to complete the portion of CFZ’s Work necessary to achieve such delivery, and if CFZ fails to complete such portion of CFZ’s Work within fifteen (15) calendar days after CFZ receives such notice, VOLCANO shall have the right to perform such portion of CFZ’s Work. No penalty shall be applicable during Self Help. VOLCANO shall subtract from the unpaid Total Construction Costs the costs to complete CFZ’s Work (the “Self Help Costs”), and if there is any negative difference CFZ shall pay it to VOLCANO, and if there is a positive difference VOLCANO shall pay it to CFZ. Payment of these sums shall be made within fifteen (15) business days after receipt by CFZ of the corresponding invoice(s); provided, however, that if VOLCANO takes over the Works it will only have to pay CFZ for the Works already performed by CFZ and not already paid by VOLCANO, with such payment due to CFZ only after the delivery of the relevant Works as completed by VOLCANO by itself or its subcontractor. VOLCANO shall calculate Self Help Costs in accordance with Articles 6.2.1.1 and 6.2.1.2. above, and the applicable Administration Fee (or any other equivalent fee) shall only be, in total, twelve per cent (12%) of the total sum of all Costs indicated in Article 6.2.1.1. and 6.2.1.2. required for Self Help. If VOLCANO decides to use contractors other than CFZ’s, the prices paid to such contractors to complete the pending Works shall be similar to the average prices charged by all contractors in the same area of the Project, to perform similar Works. In order to obtain such average a sample of at least 2 contractors must be used.

7.4.	Incentive: CFZ will receive an incentive of fifty thousand dollars ($50 000) if construction is substantially completed one month earlier than the Construction Schedule and one hundred and fifty thousand dollars ($150 000) if construction is substantially completed two months earlier than the Construction Schedule.

7.5.	VOLCANO shall be able to access the construction site during the construction process and inspect progress of construction per the Construction Schedule.

7.6.	VOLCANO shall be able to attend all meeting related to the construction of the Facility and will provide copies of the meeting minute to VOLCANO.

Article 8. Remuneration

8.1	The total cost of this Agreement shall be of ten million four hundred and fifty three thousand eight hundred dollars (US$10,453,800.00), the “Total Construction Costs” to be paid to CFZ as follows:

8.1.1	Twenty per cent (20%) of the Total Construction Costs paid upon execution of the present Agreement;

8.1.2	Eighty per cent (80%) of the Total Construction Costs to be paid during the eleven month construction period, in accordance with the advance of Works as per Section 4.1; however, VOLCANO will hold a retention of ten per cent (10%) of each invoice, to be paid to CFZ after the Substantial Completion is signed, as per Section 5.1. The Punch List Value times two will be retained until Final Completion.

8.2	CFZ shall issue partial invoices for all payments, except retention payments that have already been invoiced therefore CFZ will provide a note.

8.3	Within five (5) calendar days after the Date of Delivery, CFZ shall carry out the final billing for the entire project by issuing the final invoice.

8.4	Any payments pending and amounts due to CFZ shall be made by VOLCANO to CFZ within thirty (30) calendar days after the date of receipt of the invoice by VOLCANO. Notwithstanding the foregoing, VOLCANO shall have an additional grace period of fifteen (15) days beyond the aforementioned thirty (30) day period to pay invoices before any penalties from or breach shall be deemed to have occurred by VOLCANO. Prompt payment is absolutely necessary for delivery of the building in accordance with the Construction Schedule. Any payment delay beyond the time periods specified in this Article 8.4 or establishment or inclusion of additional conditions not originally included in the Construction Documents, or modifications to the one included, will affect the Construction Schedule, without responsibility of CFZ.

8.5	All invoices shall be sent to

Attention: Ivan Rojas Jovel

Tele/Fax number: 2228 8101

Email: irojas@volcanocorp.com with a copy to Linda Kaechele at lkaechele@volcanocorp.com

8.6	Any delay beyond the aforementioned thirty (30) day period shall generate interest at an annual interest of 8.5% percentage points (calculated in a year of twelve months, and each month of 30 days).After 60 days of payment delay will constitute a breach by VOLCANO. Prompt payment is absolutely necessary.

Article 9. Warranty and Guarantee Period

9.1	CFZ grants a five (5) year warranty pursuant article 1185 of the Civil Code, CFZ´s Liability is not applicable for the damages caused by VOLCANO or due to VOLCANO’s fault, omission or negligence.

9.2	During the guaranty period CFZ warrants that the Works have been completed as specified in the Specification of Works, are free of defects and in compliance with applicable permits, laws and regulations. The guaranty is contingent upon the performance of customary and reasonable maintenance as notified by CFZ to VOLCANO. VOLCANO shall make any claims against CFZ regarding this guaranty within a reasonable period after the defect is noticed. Such claim may be done in writing or by telephone, however if notice is given orally, it shall be confirmed in writing within the following three (3) business days. This notice shall include a general description of the defect or damage and the part of the Works to which it relates.

9.3	The warranty does not apply to defects caused by normal wear and tear or the improper use of the finished Works in a manner for which it was not reasonably designed, intentional damage or Force Majeure.

Article 10. Insurance

10.1.	CFZ must, carry an insurance as per Schedule 10 approved by VOLCANO. CFZ shall subscribe and keep, throughout the term of the agreement, an all-risk construction policy with all its coverage lines, in the amount of 100% of the replacement value of the Facility and to cover personal injuries or accidental death, in or out of the Project, which are a result of the work performed under this agreement.

Deductibles will be covered by VOLCANO. However, deductibles for insurance events caused due to willful misconduct or negligence of CFZ will be covered by CFZ.

Article 11. Term and Termination

11.1.	This Agreement shall become effective upon the date of signature by both Parties (hereinafter the “Effective Date”).

11.2.	Either Party shall have the right to terminate this Agreement with immediate effect in the event of a Substantial Breach, as hereinafter defined, of this Agreement by the other Party.

11.3.	A Substantial Breach by CFZ entitling VOLCANO to terminate with immediate effect shall be deemed to have occurred if:

(a)	bankruptcy or similar proceedings are instigated (voluntarily or involuntarily) against CFZ’s assets or CFZ;

(b)	if failure to deliver the Works, due to CFZ’s fault, exceeds one hundred and twenty (120) days;

(c)	CFZ interrupts its work without a legal cause or as otherwise permitted under this Agreement, and does not resume within fifteen (15) days after written demand by VOLCANO; or

(d)	any other material breach of this Agreement by CFZ which is not cured by CFZ within thirty (30) days of written notice by VOLCANO.

11.4.	Upon such termination, VOLCANO may take possession of the site and complete the Work utilizing any reasonable means. In this event, VOLCANO shall be obligated to pay CFZ for all Services and Work properly performed or committed through the date of termination. CFZ shall assign to VOLCANO, its rights under any or all subcontracts for the Work and/or all rights it may have against all Subcontractors related to warranties and guaranties provided on the Work.

Parties accept and acknowledge that VOLCANO will not terminate this agreement, and will hold CFZ harmless, will not file a claim or lawsuit against it, or request a sum for damages or losses, if the default is caused or due to Acts of God and/or Force Majeure. Also that any non compliance or delay, due to lack of or delay in obtaining permits that are CFZ’s responsibility, and that were diligently filed, shall not be considered as a Substantial Breach.

11.5	A Substantial Breach by VOLCANO will be deemed to have occurred if VOLCANO delays any payment due to CFZ for more than sixty (60) days, and such Substantial breach entitles CFZ to execute the Corporate Guarantee defined below and all obligations, terms and conditions of this Agreement will be assigned to VOLCANO CORPORATION.

11.6	In order to guarantee the compliance of VOLCANO’s obligations under this Construction Agreement, VOLCANO has delivered to CFZ an irrevocable Corporate Guaranty issued by VOLCANO’s parent company VOLCANO CORPORATION, a company duly incorporated and in good legal standing under the laws of the State of Delaware, (hereinafter “VOLCANO CORPORATION”) a copy of which is attached hereto as Schedule Nine (the “Corporate Guaranty”) and shall remain valid from the date hereof until the Termination Date of this Agreement.

11.7.	Any notice for termination must be in writing, and delivered to the other Party. Such notice must be preceded by written indication of shortcomings and provisions of adequate deadlines (and in no event less than five (5) business days) for correcting the same.

11.8.	Within fifteen (15) calendar days after termination of this Agreement, CFZ shall deliver to VOLCANO all relevant materials, supplies and equipment paid for by VOLCANO and the Contract Documents in accordance with other provisions of this Agreement.

Article 12. Assignment

The Parties hereby agree that they cannot assign their rights and obligations under this Agreement totally or partially without prior written mutual approval. However, VOLCANO shall be allowed to assign its rights and delegate its duties hereunder without consent of CFZ: (a) to any entity which is controlled by or under the common control of VOLCANO, its ultimate parent or any of its affiliates without consent from CFZ. The Corporate Guarantee shall survive any such assignment, and remain valid, and (b) to a third Party as part of: (i) the sale or other transfer of all or substantially all of the assets of VOLCANO CORPORATION Parent, or, (ii) the acquisition by a third party, via merger or otherwise, of the outstanding equity of VOLCANO CORPORATION; provided, however the third party provides a Corporate Guarantee, with the same terms and conditions, and with no additional terms and conditions of the original VOLCANO Corporate Guarantee, accepts in writing the terms and conditions of the Construction Contract and provides evidence an going concern letter by internationally recognized external auditing firm demonstrating their financial capacity to assume all payment obligation under the Construction Contract .

CFZ shall be allowed to totally or partially assign or otherwise transfer the right to receive payments from Volcano pursuant to the terms of the Construction Contract and therefore this Corporate Guaranty to a third party for purposes of financing or to provide guaranty for such financing, and such third Party has agreed in writing to all corresponding assigned terms, conditions, and obligations of the Construction Contract and this Corporate Guarantee. CFZ shall notify VOLCANO and VOLCARICA of such assignment and VOLCANO shall discharge its payment obligations by paying in accordance with such an assignment.

CFZ shall be allowed to assign or otherwise transfer this Agreement to a third party for purposes of financing or to provide guaranty for such financing, or provided the corresponding third Party has a rating equivalent or superior than CFZ as per Dunn & Bradster or similar entity, and such third Party has agreed in writing to all terms, conditions, and obligations of this agreement.

Article 13. Miscellaneous

13.1.	Any notice or written documents shall be delivered in person, with delivery acknowledged in writing, or by recognized international courier, with evidence of delivery provided and such delivery constituting the date of notice.

(a) To CFZ:	At the administrative offices of CFZ, located in Coyol, Alajuela Costa Rica Administrative Building of Zona Franca Coyol, Fax Number: (506) 2435-6000, to the attention of Carlos Wong with a copy to Catalina Soto Mora, ANS, Edificio Los Balcones Centro Corporativo Plaza Roble, San José, Costa Rica, Fax Number: (506) 2201-8850

(b) To VOLCANO:	VOLCARICA, SOCIEDAD ANÓNIMA, at Arias&Muñoz offices in Forum Business Center, Building C, office One C one, Attention: Vicente Lines; email: vlines@ariaslaw.co.cr; Fax: 506 22047580 and VOLCANO’s Manager currently John Dahldorf and VOLCANO’s Project Manager currently Ivan Rojas Jovel email irojas@volcanocorp.com.

13.2.	Any modifications to this Agreement must be in writing and must be signed by both Parties.

13.3.	The Parties recognize that differences sometimes arise in the course of a relationship and wish to avoid litigation. Accordingly, all claims, disputes and other matters in question between CFZ and VOLCANO arising out of or relating to this Agreement or the breach thereof, the Project, or the Work (“disputes”) shall first be submitted to negotiation and may, failing resolution, then be subject to arbitration as set forth below; however, in all other cases, all legal and equitable rights and remedies provided at law and equity are reserved.

Disputes claimed by either party must be made by written notice. Pending final resolution of any dispute, including arbitration in accordance with this Section, CFZ shall proceed diligently with performance of the Work to the extent it is unrelated to the dispute and the subject matter of the dispute does not inhibit the progress of the Work generally, and VOLCANO shall continue to make payments to CFZ in accordance with this Agreement to the extent unrelated to the dispute. To the extent necessary in light of the circumstances, the Contract Term shall be extended by the period of time necessary to resolve any dispute. Such performance by CFZ and payment by VOLCANO shall not operate to waive or stop either party from pursuing the claim which gave rise to the dispute.

If any dispute arises, VOLCANO and CFZ shall each appoint an executive officer to meet for the purpose of resolving it. If the parties’ executive officers are able to reach an agreement, the dispute will be deemed resolved.

If after twenty (20) working days from the date the dispute arose these negotiations prove unsuccessful in whole or in part, CFZ or VOLCANO may request that any remaining disputes be resolved by arbitration in accordance with the rules of the Engineers and Architects Board Arbitration (Colegio de Ingenieros y Arquitectos de Costa Rica/CFIA) of Costa Rica by a three member panel, one appointed by each party and the third by CFIA, and such disputes shall be arbitrated. Any award rendered pursuant to arbitration may include reasonable attorneys’ fees and costs, shall be final and binding upon the parties, and judgment may be entered upon it in a court of competent jurisdiction. All applicable statutes of limitations and the like shall be tolled while the requirements of this provision are pending, but only as to the issues hereby submitted for negotiation or arbitration. The arbitration process shall be before the Engineers and Architects Board Arbitration of Costa Rica and held in English. During such arbitration proceedings, CFZ shall continue to perform its work, unless there is an express agreement with VOLCANO to refrain from doing it. Likewise, during arbitration, VOLCANO cannot withhold any amounts payable to CFZ.

13.4.	This Agreement constitutes the entire agreement between the Parties regarding the subject matter thereof. In case that any stipulation is or becomes invalid, the effectiveness of the remainder of this Agreement shall not be affected.

13.5.	All transactions set forth in this Instrument shall be governed and interpreted in accordance with the laws of Costa Rica, excluding its conflict of law provisions. The laws of Costa Rica shall apply, regardless of the domicile of the Parties.

13.6.	This Agreement has been made in 2 original copies in English language of which each of the Parties shall receive 1 copy each.

13.7.	The Schedules identified in this Agreement are incorporated herein by reference and are an integral part thereof.

13.8.	This Agreement is estimated for fiscal purposes in the sum of (US $10 453 800). Stamp taxes payment is to be divided equally among both Parties.

13.9.	Either Party can appear before a Notary Public to file with the original copies kept by a Notary, without the presence of the other Party, at its own cost.

13.10.	The Parties have entered upon and shall perform under this Agreement as independent contractors. The Parties do not have an employment relationship and do not intend to create a partnership or joint venture between them by this Agreement.

13.11.	CFZ shall execute Settlement Agreements with all Subcontractors after each work is finished, in accordance with the form included in Schedule Seven.

13.12.	In accordance with article 1045 of the Civil Code, each Party (the “Breaching Party”) agrees to indemnify and hold harmless the other Party from any loss (including reasonable attorneys fees and other out of pocket costs), damage or liability attributable to or derived from a breach of this Agreement by the Breaching Party, provided, however, that claims covered by Article 7 and/or Article 11 of this Agreement shall be resolved solely in accordance with the provisions and limitations contained in those articles, and provided further that neither Party shall be responsible to the other for any consequential damages or loss of profits related to the breach.

In addition, CFZ shall indemnify and protect VOLCANO for and against all losses and claims, complaints, suits, judgments, and resolutions of every kind and description, established or assessed against Volcano or CFZ, in virtue of any action or omission by CFZ, its agents or employees on a continuous basis. CFZ shall also be required to cover the reasonable expenses to lift any attachment or encumbrance that may have been ordered, for the reasons provided above, totally or partially, on the Facility. Neither Party shall be responsible to the other for any consequential damages or loss of profits related to the breach.

13.13.	Payment: Both Parties agree Volcano shall make good payment of its obligations under this Contract upon money being credited in CFZ’s bank account through a wire transfer in accordance with Schedule Eleven. . CFZ reserves the right to act as per Section 11.5 in case of a payment delay.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Volcarica, S.A.
Date:	September 23, 2010
Place:	San Diego, CA

Name:	John Dahldorf

/s/ John Dahldorf
Signature

Zona Franca Coyol, S. A.
Date:	September 23, 2010
Place:	San José

Name:	Andre Garnier	Name:	Jorge Monge

	/s/ Andre Garnier		/s/ Jorge Monge
	Signature		Signature

LIST OF SCHEDULES*

NAME
1	Certificate of Incumbency and Notarial Statement of Executing Parties

2	(a) Location Plans of Properties

(b) Parcel One

3	Executive Decree number 252-2006

4	Building Construction Description

5	Construction Building Layout

6	Construction Schedule

7	Form of Subcontractors Termination

8	(a) Order of Additional Works (Change Order Request)

(b) Form of Change Order

9	VOLCANO’s Corporate Guaranty

10	CFZ’s Payment Information

*	All schedules or similar attachments to the Fixed Price Building Construction Agreement for Phase One have been omitted as permitted by SEC rules. Copies of such schedules or similar attachments will be furnished supplementally to the SEC upon request.